EXHIBIT 5

                               FULBRIGHT & JAWORSKI
                                       L.L.P.
                 a registered limited liability partnership Houston
                    1301 McKinney Street, Suite 5100      Washington, D.C.
                       Houston, Texas  77010-3095              Austin
Telephone: 713/651-5151                                      San Antonio
  Telex:      76-2829                                          Dallas
Facsimile:  713/651-5246                                       New York
                                                             Los Angeles
                                                                London
                                                                Zurich
                                                              Hong Kong


April 25, 1994


Browning-Ferris Industries, Inc.
757 N. Eldridge
Houston, Texas  77079

Gentlemen:

       We have acted as counsel for Browning-Ferris Industries, Inc., a Delaware corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended, of 7,250,000 shares of the Company's common stock, $.16 2/3 par value per share, including the preferred stock purchase rights associated therewith (collectively, the "Shares"), of which 7,000,000 Shares are to be offered upon the terms and subject to the conditions set forth in the Company's 1993 Stock Incentive Plan (the "Incentive Plan") and 250,000 Shares are to be offered upon the terms and subject to the conditions set forth in the Company's 1993 Non-Employee Director Stock Plan (the "Director Plan").

       We have examined (i) the Restated Certificate of Incorporation and By-Laws of the Company, each as amended to date,
(ii) the Incentive Plan and the Director Plan, (iii) the
Registration Statement, and (iv) such certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

       In connection with this opinion, we have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

       Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Incentive Plan or the Director Plan, as the case may be, will be validly issued, fully paid and nonassessable.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,



                                Fulbright & Jaworski L.L.P.